UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

FINANCE OF AMERICA COMPANIES INC.

(Name of Issuer)

Class A Common Stock, par value $0.0001 per share

(Title of Class of Securities)

31738L107

(CUSIP Number)

John G. Finley

Blackstone Inc.

345 Park Avenue

New York, New York 10154

Tel: (212) 583-5000

with a copy to:

Joshua Ford Bonnie

William R. Golden III

Simpson Thacher & Bartlett LLP

900 G Street, N.W.

Washington, D.C. 20001

Tel: (202) 636-5500

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

September 29, 2021

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section of the Exchange Act but shall be subject to all other provisions of the Exchange Act (however, see the Notes).

CUSIP NO. 31738L107

1.	Names of Reporting Persons. BTO Urban Holdings L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 51,305,223
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 51,305,223
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 51,305,223
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 46.4%
14.	Type of Reporting Person (See Instructions) OO

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Tactical Opportunities Fund – NQ L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 51,305,223
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 51,305,223
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 51,305,223
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 46.4%
14.	Type of Reporting Person (See Instructions) PN

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Tactical Opportunities Fund II – NQ L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 51,305,223
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 51,305,223
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 51,305,223
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 46.4%
14.	Type of Reporting Person (See Instructions) PN

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Tactical Opportunities Fund – A (RA) – NQ L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 51,305,223
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 51,305,223
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 51,305,223
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 46.4%
14.	Type of Reporting Person (See Instructions) PN

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Tactical Opportunities Fund – I – NQ L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 51,305,223
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 51,305,223
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 51,305,223
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 46.4%
14.	Type of Reporting Person (See Instructions) PN

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Tactical Opportunities Fund – S – NQ L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 51,305,223
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 51,305,223
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 51,305,223
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 46.4%
14.	Type of Reporting Person (See Instructions) OO

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Tactical Opportunities Fund – C – NQ L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 51,305,223
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 51,305,223
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 51,305,223
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 46.4%
14.	Type of Reporting Person (See Instructions) OO

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Tactical Opportunities Fund – L – NQ L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 51,305,223
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 51,305,223
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 51,305,223
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 46.4%
14.	Type of Reporting Person (See Instructions) OO

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Tactical Opportunities Fund – O – NQ L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 51,305,223
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 51,305,223
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 51,305,223
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 46.4%
14.	Type of Reporting Person (See Instructions) OO

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Tactical Opportunities Fund – N – NQ L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 51,305,223
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 51,305,223
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 51,305,223
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 46.4%
14.	Type of Reporting Person (See Instructions) OO

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Tactical Opportunities Fund – U – NQ L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 51,305,223
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 51,305,223
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 51,305,223
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 46.4%
14.	Type of Reporting Person (See Instructions) OO

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Tactical Opportunities Fund II – C – NQ L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 51,305,223
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 51,305,223
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 51,305,223
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 46.4%
14.	Type of Reporting Person (See Instructions) OO

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Tactical Opportunities Fund – T – NQ L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 51,305,223
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 51,305,223
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 51,305,223
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 46.4%
14.	Type of Reporting Person (See Instructions) OO

CUSIP NO. 31738L107

1.	Names of Reporting Persons. BTAS NQ Holdings L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 51,305,223
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 51,305,223
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 51,305,223
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 46.4%
14.	Type of Reporting Person (See Instructions) OO

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Family Tactical Opportunities Investment Partnership SMD L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 51,305,223
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 51,305,223
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 51,305,223
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 46.4%
14.	Type of Reporting Person (See Instructions) PN

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Tactical Opportunities Associates – NQ L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 51,305,223
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 51,305,223
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 51,305,223
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 46.4%
14.	Type of Reporting Person (See Instructions) OO

CUSIP NO. 31738L107

1.	Names of Reporting Persons. BTOA – NQ L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 51,305,223
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 51,305,223
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 51,305,223
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 46.4%
14.	Type of Reporting Person (See Instructions) OO

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Holdings II L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 51,599,742
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 51,599,742
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 51,599,742
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 46.5%
14.	Type of Reporting Person (See Instructions) PN

CUSIP NO. 31738L107

1.	Names of Reporting Persons. BTAS Associates – NQ L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 51,305,223
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 51,305,223
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 51,305,223
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 46.4%
14.	Type of Reporting Person (See Instructions) OO

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Family GP L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 51,305,223
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 51,305,223
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 51,305,223
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 46.4%
14.	Type of Reporting Person (See Instructions) OO

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Family Tactical Opportunities Investment Partnership NQ – ESC L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 294,519
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 294,519
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 294,519
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.5%
14.	Type of Reporting Person (See Instructions) PN

CUSIP NO. 31738L107

1.	Names of Reporting Persons. BTO-NQ Side-by-Side GP L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 302,518
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 302,518
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 302,518
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.5%
14.	Type of Reporting Person (See Instructions) OO

CUSIP NO. 31738L107

1.	Names of Reporting Persons. BTO Urban Holdings II L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 22,456,569
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 22,456,569
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 22,456,569
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 37.5%
14.	Type of Reporting Person (See Instructions) PN

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Tactical Opportunities Associates L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 22,456,569
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 22,456,569
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 22,456,569
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 37.5%
14.	Type of Reporting Person (See Instructions) OO

CUSIP NO. 31738L107

1.	Names of Reporting Persons. BTOA L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 22,456,569
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 22,456,569
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 22,456,569
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 37.5%
14.	Type of Reporting Person (See Instructions) OO

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Holdings III L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 22,456,569
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 22,456,569
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 22,456,569
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 37.5%
14.	Type of Reporting Person (See Instructions) PN

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Holdings III GP L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 22,456,569
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 22,456,569
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 22,456,569
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 37.5%
14.	Type of Reporting Person (See Instructions) PN

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Holdings III GP Management L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 22,456,569
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 22,456,569
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 22,456,569
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 37.5%
14.	Type of Reporting Person (See Instructions) OO

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Holdings I/II GP L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 51,599,742
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 51,599,742
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 51,599,742
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 46.5%
14.	Type of Reporting Person (See Instructions) OO

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Inc.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 74,056,311
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 74,056,311
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 74,056,311
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 66.8%
14.	Type of Reporting Person (See Instructions) CO

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Group Management L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 74,056,311
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 74,056,311
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 74,056,311
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 66.8%
14.	Type of Reporting Person (See Instructions) OO

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Stephen A. Schwarzman
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 74,056,311
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 74,056,311
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 74,056,311
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 66.8%
14.	Type of Reporting Person (See Instructions) IN

This Amendment No. 1 (“Amendment No. 1”) to Schedule 13D relates to the Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of Finance of America Companies Inc., a Delaware corporation (the “Issuer”), and amends and supplements the initial statement on Schedule 13D filed on August 26, 2021 (the “Original Schedule 13D”). Except as specifically amended by this Amendment No. 1, the Original Schedule 13D remains in full force and effect. The principal executive offices of the Issuer are located at 909 Lake Carolyn Parkway, Suite 1550, Irving, Texas 75039. Capitalized terms used but not defined in this Amendment No. 1 shall have the same meanings ascribed to them in the Original Schedule 13D.

Item 5.	Interest in Securities of the Issuer

Item 5(a)-(c) of the Original Schedule 13D is hereby amended and restated as follows:

(a) and (b) Calculations of the percentage of the shares of Class A Common Stock beneficially owned assumes that there were 59,881,714 shares of Class A Common Stock outstanding as of August 16, 2021, based on information set forth in the Issuer’s Quarterly Report on Form 10-Q filed by the Issuer on August 16, 2021, and takes into account any shares of Class A Common Stock underlying FoA Units held by each of the Reporting Persons, as applicable.

The aggregate number and percentage of the Class A Common Stock beneficially owned by each Reporting Person and, for each Reporting Person, the number of shares as to which there is sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, or shared power to dispose or to direct the disposition are set forth on rows 7 through 11 and row 13 of the cover pages of this Schedule 13D and are incorporated herein by reference.

BTO Urban Holdings L.L.C. is owned by the Blackstone Tactical Opportunities Funds, BTAS NQ Holdings L.L.C. and Blackstone Family Tactical Opportunities Investment Partnership SMD L.P.

The general partner of each of the Blackstone Tactical Opportunities Funds is Blackstone Tactical Opportunities Associates – NQ L.L.C. The sole member of Blackstone Tactical Opportunities Associates – NQ L.L.C. is BTOA – NQ L.L.C. The managing member of BTOA – NQ LLC is Blackstone Holdings II L.P. The managing member of BTAS NQ Holdings L.L.C. is BTAS Associates – NQ L.L.C. The managing member of BTAS Associates – NQ L.L.C. is Blackstone Holdings II L.P.

The general partner of Blackstone Family Tactical Opportunities Investment Partnership SMD L.P. is Blackstone Family GP L.L.C. Blackstone Family GP L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Mr. Schwarzman.

The general partner of Blackstone Family Tactical Opportunities Investment Partnership NQ – ESC L.P. is BTO-NQ Side-by-Side GP L.L.C. The sole member of BTO-NQ Side-by-Side GP L.L.C. is Blackstone Holdings II L.P.

The general partner of BTO Urban Holdings II L.P. is Blackstone Tactical Opportunities Associates L.L.C. The managing member of Blackstone Tactical Opportunities Associates L.L.C. is BTOA L.L.C. The managing member of BTOA L.L.C. is Blackstone Holdings III L.P. The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C.

Blackstone Holdings I/II GP L.L.C. is the general partner of Blackstone Holdings II L.P. Blackstone Inc. is the sole member of each of Blackstone Holdings I/II GP L.L.C. and Blackstone Holdings III GP Management L.L.C. The sole holder of the Series II preferred stock of Blackstone Inc. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.

Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission that any Reporting Person is the beneficial owner of the Class A Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose and each of the Reporting Persons expressly disclaims beneficial ownership of such shares of Class A Common Stock.

Any beneficial ownership of Class A Common Stock by any of the persons listed on Schedule I to the Original Schedule 13D is set forth on Schedule I to the Original Schedule 13D.

By virtue of the Stockholders Agreement (as defined below), the Reporting Persons and Brian Libman and his affiliates are deemed to be members of a group for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended. Mr. Libman and his affiliates are filing a separate Schedule 13D to report the Class A Common Stock that they may be deemed to beneficially own. Collectively, the Reporting Persons and Mr. Libman and his affiliates may be deemed to beneficially own in the aggregate 148,676,837 shares of Class A Common Stock, representing 80.3% of the outstanding Class A Common Stock.

(c) Pursuant to the LTIP Award Settlement Agreement described in Item 6 to the Original Schedule 13D, certain equityholders of the Issuer and Finance of America Equity Capital LLC are obligated to deliver a number of shares of Class A Common Stock to the Issuer in connection with the settlement of awards of restricted stock units granted by the Issuer. On September 29, 2021, in connection with the Issuer’s settlement of restricted stock units into shares of Class A Common Stock and pursuant to the LTIP Award Settlement Agreement, BTO Urban Holdings L.L.C. delivered 1,393,463 shares of Class A Common Stock, Blackstone Family Tactical Opportunities Investment Partnership NQ – ESC L.P. delivered 7,999 shares of Class A Common Stock and BTO Urban Holdings II L.P. delivered 1,609,926 shares of Class A Common Stock, in each case to the Issuer.

SIGNATURES

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: October 1, 2021

BTO Urban Holdings L.L.C.

	By:	/s/ Menes Chee
Name: Menes Chee
Title: Manager

Blackstone Tactical Opportunities Fund – NQ L.P.
By: Blackstone Tactical Opportunities Associates – NQ L.L.C, its general partner
By: BTOA – NQ L.L.C., its sole member
By: Blackstone Holdings II L.P., its managing member
By: Blackstone Holdings I/II GP L.L.C., its general partner

	By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

Blackstone Tactical Opportunities Fund II – NQ L.P.
By: Blackstone Tactical Opportunities Associates – NQ L.L.C, its general partner
By: BTOA – NQ L.L.C., its sole member
By: Blackstone Holdings II L.P., its managing member
By: Blackstone Holdings I/II GP L.L.C., its general partner

	By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

Blackstone Tactical Opportunities Fund – A (RA) – NQ L.P.
By: Blackstone Tactical Opportunities Associates – NQ L.L.C, its general partner
By: BTOA – NQ L.L.C., its sole member
By: Blackstone Holdings II L.P., its managing member
By: Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

Blackstone Tactical Opportunities Fund – I – NQ L.P.
By: Blackstone Tactical Opportunities Associates – NQ L.L.C, its general partner
By: BTOA – NQ L.L.C., its sole member
By: Blackstone Holdings II L.P., its managing member
By: Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

Blackstone Tactical Opportunities Fund – S – NQ L.P.,
By: Blackstone Tactical Opportunities Associates – NQ L.L.C, its general partner
By: BTOA – NQ L.L.C., its sole member
By: Blackstone Holdings II L.P., its managing member
By: Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

Blackstone Tactical Opportunities Fund – C – NQ L.P.
By: Blackstone Tactical Opportunities Associates – NQ L.L.C, its general partner
By: BTOA – NQ L.L.C., its sole member
By: Blackstone Holdings II L.P., its managing member
By: Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

Blackstone Tactical Opportunities Fund – L – NQ L.P.
By: Blackstone Tactical Opportunities Associates – NQ L.L.C, its general partner
By: BTOA – NQ L.L.C., its sole member
By: Blackstone Holdings II L.P., its managing member
By: Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

Blackstone Tactical Opportunities Fund – O – NQ L.P.
By: Blackstone Tactical Opportunities Associates – NQ L.L.C, its general partner
By: BTOA – NQ L.L.C., its sole member
By: Blackstone Holdings II L.P., its managing member
By: Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

Blackstone Tactical Opportunities Fund – N – NQ L.P.
By: Blackstone Tactical Opportunities Associates – NQ L.L.C, its general partner
By: BTOA – NQ L.L.C., its sole member
By: Blackstone Holdings II L.P., its managing member
By: Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

Blackstone Tactical Opportunities Fund – U – NQ L.L.C.
By: Blackstone Tactical Opportunities Associates – NQ L.L.C, its general partner
By: BTOA – NQ L.L.C., its sole member
By: Blackstone Holdings II L.P., its managing member
By: Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

Blackstone Tactical Opportunities Fund II – C – NQ L.P.
By: Blackstone Tactical Opportunities Associates – NQ L.L.C, its general partner
By: BTOA – NQ L.L.C., its sole member
By: Blackstone Holdings II L.P., its managing member
By: Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

Blackstone Tactical Opportunities Fund – T – NQ L.P.
By: Blackstone Tactical Opportunities Associates – NQ L.L.C, its general partner
By: BTOA – NQ L.L.C., its sole member
By: Blackstone Holdings II L.P., its managing member
By: Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

BTAS NQ Holdings L.L.C.
By: BTAS Associates – NQ L.L.C., its managing member
By: Blackstone Holdings II L.P., its managing member
By: Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

Blackstone Family Tactical Opportunities Investment Partnership SMD L.P.
By: Blackstone Family GP L.L.C., its general partner

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

Blackstone Tactical Opportunities Associates – NQ L.L.C.
By: BTOA – NQ L.L.C., its sole member
By: Blackstone Holdings II L.P., its managing member
By: Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

BTOA – NQ L.L.C.
By: Blackstone Holdings II L.P., its managing member
By: Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

Blackstone Holdings II L.P.
By: Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

BTAS Associates – NQ L.L.C.
By: Blackstone Holdings II L.P., its managing member
By: Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

Blackstone Family GP L.L.C.

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

Blackstone Family Tactical Opportunities Investment Partnership NQ – ESC L.P.
By: BTO-NQ Side-by-Side GP L.L.C., its general partner
By: Blackstone Holdings II L.P., its sole member
By: Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

BTO-NQ Side-by-Side GP L.L.C.
By: Blackstone Holdings II L.P., its sole member
By: Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

BTO Urban Holdings II L.P.
By: Blackstone Tactical Opportunities Associates LLC, its general partner
By: BTOA L.L.C., its managing member
By: Blackstone Holdings III L.P., its managing member
By: Blackstone Holdings III GP L.P., its general partner
By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

Blackstone Tactical Opportunities Associates LLC
By: BTOA L.L.C., its managing member
By: Blackstone Holdings III L.P., its managing member
By: Blackstone Holdings III GP L.P., its general partner
By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

BTOA L.L.C.
By: Blackstone Holdings III L.P., its managing member
By: Blackstone Holdings III GP L.P., its general partner
By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

Blackstone Holdings III L.P.
By: Blackstone Holdings III GP L.P., its general partner
By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

Blackstone Holdings III GP L.P.
By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

Blackstone Holdings III GP Management L.L.C.

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

Blackstone Holdings I/II GP L.L.C.

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

Blackstone Inc.

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

Blackstone Group Management L.L.C.

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

Stephen A. Schwarzman

/s/ Stephen A. Schwarzman
Name: Stephen A. Schwarzman

[Finance of America Companies Inc. – Schedule 13D/A]